UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACT TELECONFERENCING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

July 27, 2005

Dear Shareholder:

Proxy material for the Special Meeting of the Shareholders of ACT Teleconferencing, Inc., to be held on Monday, August 15, 2005, was mailed to you a few weeks ago.

At this writing, our records indicate that we have not yet received your signed proxy card. With the Special Meeting now only a short time away, it is important that you sign and return your proxy today to make sure that your shares will be voted at the meeting in accordance with your desires if you are unable to attend in person. If you own your shares in the name of a brokerage firm, your broker cannot vote your shares unless the firm receives your specific instructions.

In the event that your proxy material had been misplaced, we are enclosing for your use a duplicate proxy card and return envelope. You may also follow the instructions on the enclosed proxy card and vote online or by telephone.

Please disregard this reminder if you already have mailed your proxy card to us. If you have not, sign the enclosed card and return it at once. Continued solicitation of votes is costly so please vote today. In the event that two proxies are received form you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

If you have any questions please feel free to call Morrow & Co., Inc., our proxy solicitor toll free at (800) 607-0088.

Sincerely,

/s/ Edward J. Bernica

Edward J. Bernica

Chief Financial Officer

Enclosure